                                                                    Exhibit 99.1

                             EVERLAST WORLDWIDE INC.
                            1350 Broadway, Suite 2300
                            New York, New York 10018

                                                                   July 26, 2007

Hidary Group Acquisitions, LLC
10 W. 33rd Street, 9th Floor
New York, New York 10001
Attention: Jack D. Hidary

Gentlemen:

      We are aware of your position that the Agreement and Plan of Merger, dated as of June 1, 2007, among Hidary Group Acquisitions, LLC, Hidary Group
Acquisitions, Inc. (collectively, "Hidary") and Everlast Worldwide Inc.
("Everlast") (the "Hidary Merger Agreement"), remains in effect. We are also aware of your position that, as a consequence, the standstill provision of the
Confidentiality and Standstill Agreement, dated as of May 9, 2007, between M.
Hidary & Company, Inc. and Everlast (the "Confidentiality Agreement"), that would, among other things, prohibit Hidary from undertaking a tender offer for shares of Everlast's stock or otherwise make an acquisition proposal under the
Agreement and Plan of Merger, dated as of June 28, 2007, by and among Everlast,
Brands Holdings Limited and EWI Acquisition, Inc. (the "Brands Merger
Agreement"), remains in effect.

      Under the terms of the Confidentiality Agreement, the standstill provisions terminated upon our entering into the Hidary Merger Agreement.
Further, we believe that the Hidary Merger Agreement was properly terminated following which the standstill provision obligations under the Confidentiality
Agreement ceased to apply. Accordingly, we therefore disagree with Hidary's positions regarding the continued effectiveness of the Hidary Merger Agreement and the standstill provisions of the Confidentiality Agreement. Nevertheless, in
order to remove doubts relating to the most unrealistic interpretations of these provisions, Everlast, along with Brands Holdings Limited and EWI Acquisition,
Inc. (collectively, "Brands"), hereby agree that -- even if the Confidentiality
Agreement is found to be effective -- they will not seek to enforce the standstill provisions of the Confidentiality Agreement against Hidary, in the event that Hidary desires to propose either a new acquisition proposal (in accordance with the Brands Merger Agreement) or commence a non-coercive tender offer for Everlast's shares, should it wish to do so.

      This letter is without prejudice to any other positions of Everlast or
Brands and shall not be deemed an admission that any interpretation by Hidary of any of the agreements referenced herein is correct.

                                          Sincerely,

                                          EVERLAST WORLDWIDE INC.

                                          By: /s/ Seth A. Horowitz
                                              ----------------------------------
                                          Name:  Seth A. Horowitz
                                          Title: President and Chief Executive
                                                 Officer

                                          BRANDS HOLDINGS LIMITED

                                          By: /s/ Justin Barnes
                                              ----------------------------------
                                          Name:
                                          Title:

                                          EWI ACQUISITION, INC.

                                          By:  /s/ Justin Barnes
                                              ----------------------------------
                                          Name:
                                          Title: